Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the amended Registration Statements (Forms S-3ASR No. 333-173503-01 and Forms S-4 No. 333-60355-01, 333-136801-01, 333-175842-01, 333-175843-01, 333-175844-01, 333-175846-01, 333-175847-01, 333-175848-01, 333-175849-01, 333-175850-01, 333-175851-01, and 333-175853-01) of AIMCO Properties, L.P. and in the related Prospectuses of our report dated February 26, 2010 (except for Note 13, as to which the date is November 15, 2011) with respect to the consolidated financial statements and schedule of AIMCO Properties, L.P. included in this Current Report on Form 8-K for the year ended December 31, 2010.
/s/ ERNST & YOUNG LLP
Denver, Colorado
November 15, 2011